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                                [LASON LETTERHEAD]


Contact:  William J. Rauwerdink                             EXHIBIT 99.1
          Executive Vice President
          (248) 597-5800

                       LASON ACQUIRES VIP IMAGING INC.
                  -----------------------------------------
      ACQUISITION ADDS $18 MILLION IN ANNUALIZED REVENUES AND OPERATIONS
                                IN KEY MARKET

Troy, Michigan (November 14, 1997) - Lason, Inc. (Nasdaq NM:LSON) today announced the signing of a definitive agreement to acquire substantially all of the assets of VIP Imaging Inc. (VIP), a privately held company based in San Francisco, California. VIP is the leading independent provider of high quality color print-on-demand services to the San Francisco Bay Area. Revenue of the acquired business is approximately $18 million on an annualized basis. The sellers will be paid cash and shares of Lason's common stock; other terms of the acquisition were not disclosed.

        "The VIP acquisition is a significant transaction for Lason in three ways," said Gary L. Monroe, president and chief executive officer of Lason. "First, VIP provides a new major platform in northern California, an important target market for Lason. Second, its high-end color print-on-demand capabilities complements our Lason Document Express(TM) services. Third, VIP has tremendous expertise in managing electronic and digital input and using the Internet for on-line ordering and print creation.

        "In addition to VIP's operational and service offering strengths, the combination brings to Lason a talented senior management team, located in a key market targeted for expansion by Lason. Mel Valdez and Lou Lee, founders of VIP, will continue in senior roles with the company. We are very pleased to have the VIP team join Lason."

        The VIP acquisition will add to Lason many Fortune 500-sized commercial and financial services accounts, and approximately 180 employees. The transaction is subject to Hart-Scott-Rodino regulatory review.

        Lason is a leading provider of integrated outsourcing services for records management, document management and business communications. Since its founding in 1985, Lason has grown to employ over 1,900 people with operations in 15 states and services being provided to over 2,900 customers. The Company currently has 27 multi-functional imaging centers and operates over 45 facility management sites located on customer's premises.

        The statements in this press release which are not historical fact are forward-looking statements that involve risks and uncertainties including, but not limited to, developments by competitors, entry of new competitors, changes in the business services outsourcing industry, and other risks detailed in the Company's prospectus dated August 27, 1997, and other filings with the Securities and Exchange Commission.